                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 10)1

                               SL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.20 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    784413106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 23, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the
following box |_|.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

--------
     1      The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 2 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    734,650
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                734,650
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     734,650
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 3 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO, PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    744,950
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                744,950
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     744,950
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 4 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    217,350
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 5 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    217,350
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 6 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    217,350
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 7 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    217,350
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 8 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        GLEN KASSAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 9 of 16 Pages
------------------------------                     -----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     JAMES R. HENDERSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 10 of 16 Pages
------------------------------                     -----------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      STEVEN WOLOSKY
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   -0-
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 11 of 16 Pages
------------------------------                     -----------------------------

            The following  constitutes  Amendment No. 10 ("Amendment No. 10") to the  Schedule 13D filed by the  undersigned.  This  Amendment  No. 10 amends the
Schedule 13D as specifically set forth.

   Item 2(a)-(c) is hereby amended and restated as follows:

                 (a) This  Statement  is filed on behalf of Steel  Partners  II,
L.P.,  a  Delaware  limited   partnership   ("Steel  Partners  II"),  Warren  G.
Lichtenstein,  Newcastle  Partners,  L.P., a Texas limited  partnership  ("NP"),
Newcastle  Capital  Management,  L.P.,  a  Texas  limited  partnership  ("NCM"),
Newcastle Capital Group, L.L.C., a Texas limited liability company ("NCG"), Mark
E. Schwarz, Glen Kassan, James R. Henderson and Steven Wolosky.

                 Each of the foregoing  are referred to as a "Reporting  Person"
and collectively as the "Reporting  Persons".  Steel Partners L.L.C., a Delaware
limited  liability  company  ("Partners  LLC"),  is the general partner of Steel
Partners II. The sole executive  officer and managing  member of Partners LLC is
Warren G.  Lichtenstein,  who is Chairman of the Board,  Chief Executive Officer
and  Secretary.   By  virtue  of  his  position  with  Steel  Partners  II,  Mr.
Lichtenstein  may be deemed to be the  beneficial  owner of all Shares of Common
Stock held by Steel Partners II. Because Mark Schwarz is the managing  member of
NCG,  which is the  general  partner  of NCM (with  Mark  Schwarz,  NCG and NCM, hereinafter  referred  to as the  "Controlling  Persons"),  which in turn is the general  partner  of  NP,  the  Controlling  Persons  may  be  deemed  to be the beneficial  owners  of all  Shares  of  Common  Stock  held  by NP.  Each of the
Reporting  Persons  is party to a certain  Joint  Filing  Agreement,  as further described in Item 6.  Accordingly,  the  Reporting  Persons are hereby  filing a joint Schedule 13D.

                 James R.  Henderson  and Glen  Kassan  are  employees  of Steel
Partners, Ltd., an affiliate of Steel Partners II.

                 Steven Wolosky is a partner in the law firm of Olshan  Grundman
Frome Rosenzweig & Wolosky LLP.

                 (b) The  principal  business  address  of  Steel  Partners  II,
Partners LLC, Warren G. Lichtenstein,  James R. Henderson and Glen Kassan is 150
East 52nd Street, 21st Floor, New York, New York 10022.

                 The principal business address of NP, NCM, NCG and Mark Schwarz is 200 Crescent Court, Suite 670, Dallas, Texas 75201.

                 The principal  business  address of Steven  Wolosky is 505 Park
Avenue, New York, New York 10022.

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 12 of 16 Pages
------------------------------                     -----------------------------

                 (c) The  principal  business/occupation  of Steel  Partners II,
Partners LLC and Messrs. Lichtenstein,  Henderson and Kassan is investing in the securities of small-cap companies.

                 Mark  Schwarz  is the  managing  member of NCG.  The  principal business of NCG is acting as the general partner of NCM. The principal  business of NCM is acting as the general  partner of NP. The principal  business of NP is investing in securities.

                 Steven Wolosky is a partner in the law firm of Olshan  Grundman
Frome Rosenzweig & Wolosky LLP.

   Item 4 is hereby amended to add the following:

                 At the election of the Board of Directors of the Issuer held on
January 22, 2002, the nominees of The RORID Committee,  Warren G.  Lichtenstein,
Mark E. Schwarz, Glen Kassan, James R. Henderson and Steven Wolosky were elected to the Board of Directors. Accordingly, The RORID Committee was disbanded and is no longer a Reporting Person.

   Item 3 is hereby amended and restated as follows:

Item 3.          Source and Amount of Funds or Other Consideration.
                 -------------------------------------------------

                 (a) The  aggregate  purchase  price of the  734,650  Shares  of
Common  Stock  owned by Steel  Partners II is  $5,591,319.  The Shares of Common
Stock owned by Steel  Partners II were  acquired  with  partnership  funds.  The aggregate  purchase price of the 10,300 Shares of Common Stock  purchased by Mr.
Lichtenstein is approximately $37,509 and came from his personal funds.

                 (b) The  aggregate  purchase  price of the  217,350  Shares  of
Common Stock owned by NP is  $1,800,787.  The Shares of Common Stock owned by NP were  acquired  with  partnership  funds.  Neither NCG nor NCM directly owns any
Shares of Common Stock.

      Items 5(a)-(b) are hereby amended and restated as follows:

                 (a)-(b)  The  aggregate  percentage  of Shares of Common  Stock reported  owned by each  person  named  herein is based  upon  5,884,623  Shares outstanding,  which is the total number of Shares of Common Stock outstanding as reported in the Issuer's  Quarterly  Report on Form 10-Q for the fiscal  quarter ended June 30, 2002.

                 As of the close of business on August 30, 2002,  Steel Partners
II beneficially owned 734,650 Shares of Common Stock, constituting approximately
12.5% of the Shares  outstanding.  Mr.  Lichtenstein  beneficially owned 744,950
Shares, constituting

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 13 of 16 Pages
------------------------------                     -----------------------------

approximately 12.6% of the Shares outstanding.  Mr. Lichtenstein has sole voting and  dispositive  power with  respect to the 10,300  Shares owned by him and the
734,650 Shares owned by Steel Partners II by virtue of his authority to vote and dispose  of such  Shares.  All of  such  Shares  were  acquired  in  open-market transactions.

                 As of the close of business on August 30, 2002, NP beneficially owned 217,350  Shares of Common Stock,  constituting  approximately  3.7% of the
Shares  outstanding.  NCM,  as the  general  partner  of NP,  may be  deemed  to beneficially  own the 217,350 Shares of Common Stock  beneficially  owned by NP, constituting  approximately 3.7% of the Shares outstanding.  NCG, as the general partner of NCM,  which in turn is the general  partner of NP, may also be deemed to beneficially own the 217,350 Shares of Common Stock beneficially owned by NP, constituting approximately 3.7% of the Shares outstanding.  Mark Schwarz, as the managing member of NCG, the general partner of NCM, which in turn is the general partner  of NP, may also be deemed to  beneficially  own the  217,350  Shares of
Common Stock  beneficially owned by NP,  constituting  approximately 3.7% of the
Shares   outstanding.   All  of  such  Shares  were   acquired  in   open-market
transactions.

   Item 5(c) is hereby amended to add the following:

                 (c)  Schedule A annexed  hereto lists all  transactions  in the
Issuer's Common Stock during the past 60 days.

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 14 of 16 Pages
------------------------------                     -----------------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2002                     STEEL PARTNERS II, L.P.

                                                By: Steel Partners, L.L.C.
                                                    its General Partner

                                                By: /s/ Warren G. Lichtenstein
                                                    ---------------------------
                                                Name:  Warren G. Lichtenstein
                                                Title: Chief Executive Officer

                                            /s/ Warren G. Lichtenstein
                                            ------------------------------------
                                            WARREN G. LICHTENSTEIN

                                            NEWCASTLE PARTNERS, L.P.

                                                By: NEWCASTLE CAPITAL
                                                    MANAGEMENT, L.P.
                                                    its General Partner

                                                By: NEWCASTLE CAPITAL GROUP,
                                                    L.L.C.,
                                                    its General Partner

                                                By: /s/ Mark E. Schwarz
                                                   ---------------------------
                                                Name:  Mark E. Schwarz
                                                Title: Managing Member

                                            NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                                By: NEWCASTLE CAPITAL GROUP,
                                                    L.L.C.,
                                                    its General Partner

                                                By: /s/ Mark E. Schwarz
                                                   ---------------------------
                                                Name:  Mark E. Schwarz
                                                Title: Managing Member

                                                NEWCASTLE CAPITAL GROUP, L.L.C.

                                                By: /s/ Mark E. Schwarz
                                                   ---------------------------
                                                Name:  Mark E. Schwarz
                                                Title: Managing Member

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 15 of 16 Pages
------------------------------                     -----------------------------

                                             /s/ Mark E. Schwarz
                                             -----------------------------------
                                             MARK E. SCHWARZ

                                            /s/ Glen Kassan
                                            ------------------------------------
                                            GLEN KASSAN

                                            /s/ James R. Henderson
                                            ------------------------------------
                                            JAMES R. HENDERSON

                                            /s/ Steven Wolosky
                                            ------------------------------------
                                            STEVEN WOLOSKY

------------------------------                     -----------------------------
CUSIP No. 784413106                   13D             Page 16 of 16 Pages
------------------------------                     -----------------------------

                                   SCHEDULE A

               Transactions in the Shares During the Past 60 Days
               --------------------------------------------------

Shares of Common Stock                 Price Per                 Date of
       Purchased                       Share($)                  Purchase
      -----------                     ----------                ----------

                             STEEL PARTNERS II, L.P.
                             -----------------------

         22,800                        5.3947                    8/23/02
         29,700                        5.3500                    8/23/02
          1,300                        5.2500                    8/26/02
         15,600                        5.1946                    8/27/02
          2,000                        5.5350                    8/28/02
            600                        5.6283                    8/30/02